SUPPLEMENTARY REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Kemper Funds


In planning and performing our audit of the financial statements of each of the Kemper Funds listed in Exhibit A attached hereto (the
"Funds") for the year ended as of the date listed in Exhibit A attached hereto ("Report Date"), we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on their financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of Report Date.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP


Chicago, Illinois
November , 1996





Kemper Funds                                      Exhibit A

September 30, 1996



Tax-Exempt California Money Market Fund
Kemper Growth Fund
Kemper Small Capitalization Equity Fund
Kemper High Yield Fund
Kemper National Tax-Free Income Series:
   Kemper Municipal Bond Fund
   Kemper Intermediate Municipal Bond Fund
Kemper Portfolios:
   Kemper Cash Reserve Fund
   Kemper U.S. Mortgage Fund
   Kemper Short-Intermediate Government Fund